Exhibit 10.1

Bottomline Technologies 325 Corporate Drive Portsmouth, NH 03801 P 603.436.0700

June 26, 2015

Mr. Kevin Donovan

32 Paul E. Robitaille Way

North Attleboro, MA 02760

Dear Kevin,

It is my sincere privilege to thank you for the contribution you have made to Bottomline over the past 16 years. I wish you the very best as you start your new business. As we have discussed, I appreciate your willingness to assist Bottomline during the coming fiscal year.

During fiscal 2016, you will serve as a Special Advisor to Bottomline, performing such functions and services as reasonably requested. In consideration, Bottomline agrees that any restricted stock that you received under Stock Incentive Plans will continue to vest during fiscal 2016 in accordance with the applicable Restricted Stock Agreement(s) in effect between you and Bottomline. I have every confidence this will work out well, but just in case, either party may terminate this letter agreement upon 90 days written notice.

I wish you all the best in your next professional chapter. At the same time I am appreciative of the fact that we will continue to benefit from your experience and knowledge.

Sincerely,

/s/ Rob Eberle

Rob Eberle
President and Chief Executive Officer
Bottomline Technologies, Inc.

Agreed and Confirmed:

By:	/s/ Kevin Donovan
Kevin Donovan

Date: June 30, 2015